SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2009

BTHC XIV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-52722	20-5456276
(Commission File Number)	(IRS Employer Identification No.)

174 FM 1830
Argyle, Texas	76226
(Address of Principal Executive Offices)	(Zip Code)

(972) 233-0300
(Registrant’s Telephone Number, Including Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year

Reference is made to the disclosure set forth under Item 8.01 of this report with regard to the Certificate of Amendment to the Articles of Incorporation of BTHC XIV, Inc. (the “Registrant”). The Certificate of Amendment was approved prior to filing by the Registrant’s board of directors and majority stockholder. A copy of the Certificate of Amendment is included as an exhibit to this report.

Item 8.01     Other Events

On July 28, 2009, the Certificate of Amendment of Certificate of Incorporation filed by the Registrant with the Delaware Secretary of State on July 3, 2009 became effective in accordance with its terms. The Certificate of Amendment provides for a 1-for-3 reverse split of the Registrant’s issued and outstanding shares of common stock, par value $0.001 per share, however, the reverse stock split was not implemented until August 3, 2009 following processing by FINRA Operations and the assignment of a new stock symbol. The reverse stock split was implemented by adjusting the stockholders’ book entry accounts to reflect the number of shares held by each stockholder following the split.

The reverse stock split reduced the number of the Company’s issued and outstanding shares of common stock from 900,036 to approximately 300,012. No fractional shares were issued in connection with the reverse stock split and any fractional shares resulting from the reverse split were rounded up to the nearest whole share.

As a result of the reverse split, the symbol for the Company’s common stock on the OTC Bulletin Board has been changed from “BXIV” to “BXII” and the Company’s common stock will begin quotation under the new symbol (on a post-split basis) on August 4, 2009.

Item 9.      Financial Statements and Exhibits

(d) The following documents are included as exhibits to this report:

Exhibit	SEC Ref.
No.	No.	Title of Document	Location
3.1	3	Certificate of Amendment of	This Filing
		Certificate of Incorporation of
		BTHC XIV, Inc.
		Effective July 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTHC XIV, Inc.
A Delaware Corporation

Date: August 3, 2009	By: /s/ Timothy P. Halter
Timothy P. Halter
President, Chief Executive Officer,
And Chief Financial Officer